Exhibit 10.6

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made as of the 19th day of January, 2005, between DYNEGY INC., an Illinois corporation, and all of its subsidiaries (the “Company”), and the named employee (“Employee”). A copy of the Dynegy Inc. 2000 Long Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part of this letter as if fully set forth herein. Unless the context otherwise requires, all terms that are not defined herein but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1. The Grant. The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) granted to Employee on 01/19/2005 (“Effective Date”), as a matter of separate inducement and not in lieu of any salary or other compensation for Employee’s services, the right and option to purchase (the “Option”), in accordance with the terms and conditions set forth in the Plan and in this Agreement, an aggregate number of shares (the “Shares”) of Class A common stock of the Company, no par value per share (the “Common Stock”), at a price of $4.30 per share (the “Exercise Price”), subject to the limitations set forth herein and in the Plan. The Option shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Exercise Price is, in the judgment of the Committee, not less than one hundred percent (100%) of the Fair Market Value of a share of the Common Stock on the Effective Date, but it is specifically understood that no warranty is made to Employee with respect to the value of the Shares.

2. Exercise. Subject to the provisions, limitations and other relevant provisions of the Plan and of this Agreement, and the earlier expiration of the Option as herein provided, Employee may exercise the Option to purchase some or all of the Shares as follows:

(a) The Option shall become exercisable in three cumulative equal annual installments as follows:

(i)	On the first anniversary of the Effective Date, the right to purchase one-third of the aggregate number of Shares shall become exercisable without further action by the Committee.

(ii)	On the second anniversary of the Effective Date, the right to purchase an additional one-third of the aggregate number of Shares shall become exercisable without further action by the Committee.

(iii)	On the third anniversary of the Effective Date, the right to purchase the remaining one-third of the aggregate number of Shares shall become exercisable without further action by the Committee.

(b) Subject to the relevant provisions and limitations contained herein, Employee may exercise the Option to purchase some or all of the Shares at any time after the third anniversary of the Effective Date. In no event shall Employee be entitled to exercise the Option for less than a whole Share.

(c) Notwithstanding any other provision of this Agreement, the unexercised portion of the Option, if any, will automatically and without notice terminate and become null and void upon the expiration of ten (10) years from the Effective Date of the Option.

(d) Any exercise by Employee of the Option, or portion thereof, shall be conducted by delivery of an irrevocable notice of exercise to the Company or its designee as provided in the Plan.

3. Termination of Employment. The Option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that:

(a) if Employee shall die while in the employ of the Company, the Option awarded hereunder shall immediately vest with respect to all of the remaining Shares and become fully exercisable without further action by the Committee, and Employee’s legal representative, or the person, if any, who acquired the Option by bequest or inheritance or by reason of the death of Employee, may exercise the Option, to the extent not previously exercised, in respect of any or all such Shares at any time up to and including the date three (3) years after the date of death, after which date the Option will automatically and without notice terminate and become null and void; and

(b) if Employee’s employment with the Company terminates by reason of disability (as defined in the Company’s long term disability program or plan in which Employee is a participant or, if Employee does not participate in any such plan, as defined in the Dynegy Inc. Long Term Disability Program for Non Represented Employees, as amended), the Option awarded hereunder shall immediately vest with respect to all of the remaining Shares and become fully exercisable without further action by the Committee, and Employee may exercise the Option, to the extent not previously exercised, in respect of any or all such Shares at any time up to and including the date three (3) years after the date of termination of Employee’s employment by reason of such disability, after which date the Option will automatically and without notice terminate and become null and void; and

(c) if Employee’s employment with the Company terminates by reason of retirement by Employee following (i) the date on which such Employee has reached fifty-five (55) years of age and (ii) at least five (5) years of service as an employee of the Company or its subsidiaries, the Option awarded hereunder shall continue to become exercisable in accordance with Section 2(a) of this Agreement, and Employee may exercise the Option, to the extent not previously exercised, at any time up to and including the date five (5) years after the date of termination of Employee’s employment by reason of such retirement, or the end of the option term, whichever is less, after which date the Option will automatically and without notice terminate and become null and void; and

(d) if Employee’s employment with the Company terminates by reason of dismissal by the Company For Cause, as such term is defined below, then the Option, to the extent not previously exercised, will immediately, automatically and without notice or further action by the Committee, terminate and become null and void; and

(e) if Employee’s employment with the Company terminates by reason of resignation by the Employee and at a time when Employee was entitled to exercise the Option, Employee may exercise the Option, to the extent not previously exercised, with respect to any or all such number of Shares as to which the Option was exercisable as of the date of Employee’s termination of employment, at any time up to and including the date ninety (90) days after the date of termination by reason of such resignation, after which date the Option will automatically and without notice terminate and become null and void; and

(f) if Employee’s employment with the Company terminates by reason of dismissal by the Company other than For Cause, as such term is defined below, then Employee may exercise the Option, to the extent not previously exercised, with respect to any or all such number of Shares as to which the Option was exercisable as of the date of Employee’s termination of employment, at any time up to and including the date one (1) year after the date of such termination of employment, after which date the Option will automatically and without notice terminate and become null and void; and

(g) if Employee’s employment with the Company terminates by reason of and upon (or within 12 months following) the occurrence of a “Change in Control”, as such term is defined in the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, as amended from time to time hereafter (the “CIC Plan”), then:

(A) if Employee is an “Eligible Employee” as such term is defined in the CIC Plan, the vesting, exercisability and/or forfeiture of the Option awarded to such Employee hereunder shall be determined by the terms and provisions of the CIC Plan, subject to any conflicting provisions in any written employment agreement between Employee and the Company; provided, however, that absent any conflicting provisions in the CIC Plan or any written employment agreement between Employee and the Company, the Option shall continue to be exercisable in accordance with Section 2 hereof; or

(B) if Employee is not an “Eligible Employee” as such term is defined in the CIC Plan and subject to any conflicting provisions in any written employment agreement between Employee and the Company, the Option awarded hereunder shall immediately vest with respect to all of the remaining Shares and become fully exercisable without further action by the Committee, and Employee may exercise the Option, to the extent not previously exercised, in respect of any or all such Shares at any time up to and including the date one (1) year after the date of termination of Employee’s employment by reason of such Change in Control, after which date the Option will automatically and without notice terminate and become null and void.

For purposes hereof, “For Cause” shall mean, and hence arise where, as determined by the Committee in its sole discretion, Employee (I) has been convicted of a misdemeanor involving moral turpitude or a felony; (II) has failed to substantially perform the duties of such Employee to the Company (other than such failure resulting from Employee’s incapacity due to physical or mental condition) which results in a materially adverse effect upon the Company, financial or otherwise; (III) has refused without proper legal reason to perform Employee’s duties and responsibilities to the Company; or (IV) has breached any material corporate policy maintained and established by the Company that is applicable to Employee, provided such breach results in a materially adverse effect upon the Company, financial or otherwise.

4. Registration. The Company intends to register the Shares for issuance under the Securities Act of 1933, as amended (the “Act”), and to keep such registration effective throughout the period the Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, issuance of the Shares will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of the Option, Employee (or the person permitted to exercise the Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company, in writing, such agreements and other documents containing such provisions as the Company may require to assure compliance with applicable securities laws.

Employee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the Shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (ii) the Company may refuse to register transfer of the Shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.

5. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of (i) the Company, (ii) an Affiliate (as such term is defined in the Plan) or (iii) a corporation (or a parent or subsidiary of such corporation) assuming or substituting a new option for the Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final and binding on all parties.

6. Withholding Taxes. By Employee’s acceptance hereof, Employee hereby (i) agrees to reimburse the Company or any Affiliate by which Employee is employed for any federal, state or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of Employee’s exercise of the Option, (ii) authorize the Company or any Affiliate by which Employee is employed to withhold from any cash compensation paid to Employee or in Employee’s behalf, an amount sufficient to discharge any federal, state and local taxes imposed on the Company, or the Affiliate by which Employee is employed, and which otherwise has not been reimbursed by Employee, in respect of Employee’s exercise of the Option and (iii) agrees that the corporation by which Employee is employed, may, in its discretion, hold the stock certificates to which Employee is entitled upon exercise of the Option, as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining Shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise which is equal to the amount to be withheld.

7. Miscellaneous

(a) This grant is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling.

(b) This grant is not a contract of employment and the terms of Employee’s employment shall not be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein. Nothing herein shall be construed to impose any obligation on the Company or on any Affiliate to continue Employee’s employment, and it shall not impose any obligation on Employee’s part to remain in the employ of the Company or of any Affiliate.

(c) All references in this Agreement to any “corporation” shall include a corporation, a general partnership, a joint venture, a limited partnership, a business trust or any other lawful business entity.

(d) Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered when hand delivered to Employee at his or her principal place of employment or when sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

Very truly yours,

DYNEGY INC.

By:	/s/ R. Blake Young
Name:	R. Blake Young
Title:	Executive Vice President,
Administration and Technology

Employee has agreed to and accepted the terms of this agreement utilizing online grant acceptance capabilities with UBS, Dynegy’s stock option administrator.

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